Issuer Free Writing Prospectus

Filed by: Equifax Inc.

Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement on Form S-3: No. 333-266290

EQUIFAX INC.

Final Term Sheet

Summary of Terms

Issuer:	Equifax Inc. (the “Company”)

Trade Date:	August 12, 2024

Settlement Date (T+3)**:	August 15, 2024

Security:	4.800% Senior Notes due 2029 (the “Notes”)

Aggregate Principal Amount:	$650,000,000

Maturity Date:	September 15, 2029

Benchmark Treasury:	UST 4.000% due July 31, 2029

Benchmark Treasury Price / Yield:	101-03 / 3.756%

Spread to Benchmark Treasury:	T+ 105 bps

Yield to Maturity:	4.806%

Price to Public:	99.968% of the aggregate principal amount, plus accrued interest, if any, from August 15, 2024

Coupon (Interest Rate):	4.800%

Interest Payment Dates:	March 15 and September 15 of each year, beginning on March 15, 2025

Optional Redemption:

Prior to August 15, 2029 (one month prior to their maturity date), the Company may redeem the notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of the principal amount and rounded to three decimal places) equal to the greater of: (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on August 15, 2029) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, less (b) interest accrued to the redemption date, and (2) 100% of the principal amount of the notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after August 15, 2029 (one month prior to their maturity date), the Company may redeem the notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Expected Ratings (Moody’s/S&P)*:	Baa2 (stable) / BBB (negative)

CUSIP/ISIN Numbers:	294429 AX3 / US294429AX37

Denominations:	$2,000 x $1,000

Joint Book-Running Managers:	BofA Securities, Inc. J.P. Morgan Securities LLC Mizuho Securities USA LLC Wells Fargo Securities, LLC Truist Securities, Inc. Citizens JMP Securities, LLC PNC Capital Markets LLC
Joint Lead Managers:	Fifth Third Securities, Inc. Regions Securities LLC
Co-Managers:	Citigroup Global Markets Inc. HSBC Securities (USA) Inc. U.S. Bancorp Investments, Inc. Westpac Capital Markets LLC Roberts & Ryan, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

** It is expected that delivery of the notes will be made against payment therefor on or about August 15, 2024, which will be the third business day following the date of pricing of the notes (such settlement cycle being herein referred to as T+3). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the business day before settlement will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade the notes prior to the business day before settlement should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Joint Book-Running Managers in this offering can arrange to send you a copy of the preliminary prospectus supplement and the accompanying prospectus if you request it by calling BofA Securities, Inc. at 1-800-294-1322, J.P. Morgan Securities LLC at 1-212-834-4533, Mizuho Securities USA LLC at 1-866-271-7403 or Wells Fargo Securities, LLC at 1-800-645-3751.

2